EXHIBIT 23

CONSENT OF ATTORNEYS

Reference is made to the  Registration  Statement  of CEL-SCI  Corporation, whereby the  Company  proposes to sell 7,894,737 shares of its common  stock, 1,973,684 warrants,  as well as shares of the Company's  common stock issuable  upon the exercise of the warrants.  Reference is also made to Exhibit 5 included as part of this Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

HART & HART

/s/ William T. Hart

October 21, 2014